SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                             FORM 8-K
                          CURRENT REPORT



                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


                          Date of Report
                           July 9, 1997

                       Energen Corporation
      (Exact name of registrant as specified in its charter)

                             Alabama
          (State or other jurisdiction of incorporation)


     1-7810                               63-0757759
(Commission File No.)          (IRS Employer Identification No.)

2101 Sixth Avenue North
Birmingham, Alabama
(Address of principal                        35203
 executive offices)                       (Zip Code)

                          (205) 326-2700
       (Registrant's telephone number including area code)



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Item 5.   Other Events

     On July 9, 1997, Taurus Exploration, Inc. ("Taurus"), the oil and gas exploration and production subsidiary of Energen Corporation, entered into a definitive purchase and sale agreement to acquire Amoco Corporation's Black Warrior Basin coalbed methane properties for $72 million. The Alabama package is part of Amoco's recently announced divestiture program. Closing is expected to take place on or before August 1.
     Located on approximately 100,000 gross acres in Jefferson County, Alabama, the properties include more than 260 producing wells and estimated net proved reserves of 90 billion cubic feet
(Bcf). Substantially all of the reserves are classified as proved producing.
     Net annual production from the Amoco wells currently exceeds 7 Bcf. Through the year 2002, production from all of the wells qualifies for the nonconventional fuels tax credit, which presently is valued at just over $1 per thousand cubic feet of production and increases annually with inflation.
     Through its 1988 agreement with Amoco to co-develop coalbed methane in Alabama, Taurus has been operating 170 of the Amoco wells; as the new sole owner, Taurus will operate all the wells in the old joint venture.

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                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                   ENERGEN CORPORATION


DATE:   July 9, 1997               By     /s/ Wm. M. Warren, Jr.
                                      Wm. M. Warren, Jr.
                                      President and
                                      Chief Executive Officer